Exhibit 99.1

Bidz.com, Inc. Announces Second Quarter 2007 Financial Results

•                  Second quarter net revenue of $39.1 million, up 20.6% year-over-year

•                  Income before income tax increased from $151,000 to $3.7 million

•                  Key business metrics, including average order value, continue to improve

LOS ANGELES, CA, August 13, 2007–Bidz.com, Inc. (NASDAQ: BIDZ), a leading online auctioneer of jewelry today reported financial results for the second quarter and six months ended June 30, 2007.

Net revenue for the second quarter of 2007 was $39.1 million, a 20.6% increase compared with $32.4 million reported for the second quarter of 2006. This increase was due primarily to the growth in demand for the Company’s jewelry products and the increase in the average order value, which grew by 28.6% year-over-year to $171. During the second quarter, the Company had an average of nearly 2,700 orders per day as compared to an average of 2,800 orders per day in the prior year’s quarter, and the acquisition cost per new buyer declined to $38 versus $49 in the second quarter of 2006.

	Three months ended
	June 30,
	2007	2006	Change
Average order value	$171	$133	28.6%
Average orders per day	2,678	2,832	-5.4%
Average items sold per day	8,678	7,730	12.3%
Acquisition cost per new buyer	$38	$49	-22.4%
Number of new buyers	53,637	57,520	-6.8%

The Company’s pre-tax income for the second quarter of 2007 was $3.7 million, above the Company’s original guidance of $2.8-$3.3 million, and compared to $151,000 in the prior period in 2006. Net income for the second quarter of 2007 increased to $2.9 million, or $0.12 per fully diluted share on 24.1 million weighted average shares outstanding, compared to net income of $147,000, or $0.01 per fully diluted share on 23.8 million weighted average shares outstanding in the same period of 2006. The increase in net income was due primarily to the increase in net revenue, higher gross profit margins and non-recurring costs related to the Company’s withdrawn initial public offering of $1.2 million in the 2006 second quarter.

“The second quarter was an exciting one for Bidz.com as our stock began trading on the Nasdaq in June, and we are proud to be reporting strong sales and earnings growth to our shareholders,” said David Zinberg, President and Chief Executive Officer of Bidz.com. “Traffic to our site continues to grow driving an increasing number of items sold and importantly, the average order value in the second quarter increased approximately 29% year-over-year.”

Mr. Zinberg continued, “We are very pleased with the momentum we are seeing and particularly the leverage and scalability of our model which resulted in a significant increase in our bottom-line.  We are keenly focused on continuing to achieve strong growth and profitability and further leveraging our model to deliver earnings, cash flow and shareholder returns.”

In the second quarter, gross profit increased 41.4% to $10.9 million from $7.7 million in the second quarter of 2006.  Gross margin in the second quarter of 2007 was 27.8%, compared with 23.7% in the same period of 2006. The gross margin improvement versus a year ago is attributable to the higher prices from auction sales and not continuing the Company’s free shipping promotion which ended at the end of January 2007.

Operating expenses in the second quarter 2007 decreased 6.1% year-over-year to $7.1 million. Net operating income for the second quarter of 2007 was $3.8 million or 9.6% of sales compared to $110,000 or 0.3% of sales in the second quarter of 2006.  Included in the prior year period are $1.2 million of public offering costs related to the Company’s withdrawn initial public offering.

For the six months ended June 30, 2007, revenues were $83.8 million, a 24.9% increase compared with $61.7 million reported for the six months ended 2006. Gross profit increased 30.4% to $22.0 million from $16.9 million in the six months ended June 30, 2006.  Gross margin for the first half of 2007 was 26.2% versus 25.1% in the first half of 2006.  Operating expense leverage improved for the six months of 2007 as operating expenses were $14.6 million, or 17.4% of sales.  In the same period in 2006, operating expenses were $13.4 million, or 19.9% of sales.  Income from operations in the first six months of 2007 was $7.4 million or 8.8% of sales as compared to $3.5 million or 5.2% of sales in the same period a year ago.

Net income for the six months ended June 30, 2007 was $6.3 million, or $0.27 per fully diluted share on 23.9 million weighted average shares outstanding, compared to $3.4 million, or $0.14 per fully diluted share on 23.8 million weighted average shares outstanding, in the same period of 2006.

As of June 30, 2007, the Company had $1.8 million in cash and cash equivalents, and no long-term debt.  The Company’s outstanding balance on its revolving line of credit at June 30, 2007 was $316,000 of the available $15 million. As of August 10, 2007, the Company has no outstanding balance on its revolving line of credit.

Business Outlook

The Company expects revenues for the third quarter of 2007 to be in the range of $37-39 million, and expects income before income tax of approximately $3.0-3.2 million.  For the full year of 2007, the Company confirms its revenue guidance of $170-$180 million, and anticipates gross margin of approximately 25-26%. The Company expects income before income tax for 2007 of $14-$15 million. The Company expects its effective tax rate for the full year of 2007 to be approximately 11%, and expects to end the year with approximately 24.5 million shares outstanding.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (August 13, 2007) at 1:30 p.m., Pacific Time.  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company's website at www.bidz.com. For those who are not available to listen to the live broadcast, the call will be archived.

Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include the ability of the Company to attract customers to its website and offer attractive products; to maintain its website, electronic data processing systems, and systems hardware; to forecast accurately net revenue and plan for expenses; to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Allyson Pooley / Patricia Dolmatsky

Integrated Corporate Relations

(310) 954-1100

apooley@icrinc.com / pdolmatsky@icrinc.com

Lawrence Kong, CFO

Bidz.com, Inc.

(310) 280-7373

(Financials to follow)

Bidz.com, Inc.

Condensed Balance sheets

(in thousands, except share data)

	December 31,	June 30,
	2006	2007
		(unaudited)
Assets
Current assets:
Cash	$359	$1,783
Accounts receivable, net of reserves of $0 and $100 at December 31, 2006 and June 30, 2007, respectively	1,930	1,517
Inventories, net of reserves of $461 and $790 at December 31, 2006 and June 30, 2007, respectively	31,183	24,992
Prepaid inventory	3,125	155
Other current assets	1,192	996
Total current assets	37,789	29,443
Property and equipment, net	478	1,310
Intangible asset	150	150
Deposits	125	90
Total assets	$38,542	$30,993

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	3,941	316
Accounts payable (includes related party amounts of $4,331 and $4,117 at December 31, 2006 and June 30, 2007, respectively)	21,987	13,094
Accrued expenses	1,952	2,379
Deferred revenue	3,935	1,810
Total current liabilities	31,815	17,599

Commitments and contingencies

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2006 and June 30, 2007, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 23,233,904 and 23,380,478 at December 31, 2006 and June 30, 2007, respectively	23	23
Additional paid in capital	28,352	28,669
Shares held in treasury, at cost, 15,000 shares at December 31, 2006 and June 30, 2007	(90)	(90)
Accumulated deficit	(21,558)	(15,208)
Total stockholders equity	6,727	13,394
	$38,542	$30,993

Bidz.com, Inc.

Condensed Statements of Income (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007

Net revenue:
Merchandise sales	$32,435	$39,049	$67,071	$83,688
Other revenue	(1)	74	57	159

	32,434	39,123	67,128	83,847

Cost of revenue	24,745	28,249	50,261	61,845

Gross Profit	7,689	10,874	16,867	22,002

Operating expenses:
General and administrative	3,443	4,985	6,795	9,828
Sales and marketing	2,838	2,019	5,245	4,619
Public offering costs	1,231	—	1,231	—
Depreciation and amortization	67	113	121	187

Total operating expenses	7,579	7,117	13,392	14,634

Income from operations	110	3,757	3,475	7,368

Other income - interest income	41	3	58	4
Other expense - interest (expense)	—	(82)	—	(164)

Income before income tax expense	151	3,678	3,533	7,208

Income tax expense	4	763	94	858

Net income	$147	$2,915	$3,439	$6,350

Net income per share available to common shareholders - basic	$0.01	$0.13	$0.15	$0.27

Net income per share available to common shareholders - diluted	$0.01	$0.12	$0.14	$0.27

Weighted average number of shares outstanding - basic	23,312,500	23,272,386	23,312,500	23,259,260

Weighted average number of shares outstanding - diluted	23,821,700	24,147,118	23,824,215	23,892,554